Exhibit 3.31

BATTLE RIVER TERMINAL LP

LIMITED PARTNERSHIP AGREEMENT

January 9, 2009

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS AND INTERPRETATION	1

ARTICLE II
FORMATION OF THE PARTNERSHIP	4

ARTICLE III
NAME, REGISTERED OFFICE AND DURATION	4

ARTICLE IV
CAPITAL CONTRIBUTIONS	4

ARTICLE V
BUSINESS OF THE PARTNERSHIP	6

ARTICLE VI
ALLOCATIONS, DISTRIBUTIONS AND TAX ELECTIONS	7

ARTICLE VII
FUNCTIONS AND POWERS OF THE PARTNERS	8

ARTICLE VIII
ACCOUNTING AND REPORTING	11

ARTICLE IX
LIABILITIES OF THE PARTNERS	11

ARTICLE X
DISSOLUTION	12

ARTICLE XI
CONFLICTS OF INTEREST	13

ARTICLE XII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTNERS	13

ARTICLE XIII
PARTNERSHIP MEETINGS	14

ARTICLE XIV
AMENDMENT	16

ARTICLE XV
NOTICES	16

ARTICLE XVI
CHANGE OF PARTNERS	17

ARTICLE XVII
MISCELLANEOUS	18

LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT made as of the 9th day of January 2009.

B E T W E E N :

BATTLE RIVER TERMINAL GP INC., a corporation incorporated under the laws of the Province of Alberta and having its principal place of business in Calgary, Alberta (hereinafter referred to as “Battle River GP”)

OF THE FIRST PART

- and -

1370307 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta and having its principal place of business in Calgary, Alberta (hereinafter referred to as “137”)

OF THE SECOND PART

WHEREAS the parties hereto have agreed to enter into a limited partnership (hereinafter called the “Partnership” or “Limited Partnership”) for the purpose of carrying on business, and have agreed to the terms and conditions hereinafter contained.

NOW, THEREFORE, THIS AGREEMENT WITNESS THAT, in consideration of the agreements hereinafter contained, the parties hereto do hereby covenant, promise and agree to and with each other, jointly and severally, as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                                 In this Agreement, the following terms shall have the following meanings:

“Additional Capital Contribution” means the fair market value of any additional assets contributed by way of capital to the Partnership on or after the date hereof less liabilities assumed by the Partnership as determined pursuant to a Contribution Agreement between the Partnership and the particular Partner;

“Agreement” means this limited partnership agreement;

“Amended Certificate” means any notice to amend the Certificate filed pursuant to the Partnership Act;

“Applicable Law” means, with respect to any Person or property, all Canadian, United States or other federal, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs and orders of any Government Authority (to the extent the Person or property is subject to the jurisdiction of such Government Authority) and rules, regulations, policies and guidelines (having the force of law), directives, interpretations, licenses, exemptions and permits of any Government Authority, in each case applicable from time to time to such Person or property;

“Capital Contribution” of a Partner, at any particular time, means the aggregate of:

(a)                                  any capital contribution of the particular Partner made prior to the date hereof, plus

(b)                                 the Additional Capital Contributions, if any, of the particular Partner, less

(c)                                  any distributions or amounts paid to such Partner as a return of capital;

“Certificate” means the certificate of limited partnership, as amended from time to time, filed and recorded in the corporate registry for the Province of Alberta pursuant to which the Partnership was formed as a limited partnership in accordance with the provisions of the Partnership Act;

“Contribution Agreement(s)” means any contribution agreement entered into by a Partner and the Partnership under and by virtue of which such Partner makes an Initial Capital Contribution or any Additional Capital Contribution;

“Excise Tax Act” means the Excise Tax Act (Canada), as amended, and all regulations enacted in respect thereof;

“Extraordinary Resolution” means a resolution passed at a duly constituted meeting of the Partners, or any adjournment thereof, by Partners holding not less than 66 2/3% of the Units voted in respect of such resolution, or a resolution consented to in writing by Partners representing not less than 66 2/3% of the Units outstanding who would have been entitled to vote on the resolution at a meeting of Partners duly called and constituted;

“former Partner” has the meaning ascribed to that term in section 6.4;

“General Partner” means Battle River GP or any other party who may become the General Partner of the Partnership in place of or in substitution for such Partner, from time to time, in each case until such General Partner ceases to be the General Partner of the Partnership under the terms of this Agreement;

“Government Authority” means any country or any province, state, county, territory, municipality or other political subdivision thereof, or any government, quasi-government, administrative or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal thereof or any central bank (or similar monetary or regulatory authority), any tax authority, any ministry or department or agency of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator or panel of arbitrators;

“Income Tax Act” means the Income Tax Act (Canada), or similar Applicable Law of any Province of Canada imposing a tax on income or profits;

“Initial Capital Contribution” means the capital contributions contemplated by Section 4.3;

“Limited Partners” mean 137 and any other Person who is or shall become a limited partner of the Partnership and “Limited Partner” means any one of them;

“Net Profit” or “Net Loss”, as the case may be, means the profit or loss of the Partnership from all of its activities computed in accordance with generally accepted accounting principles;

“Ordinary Resolution” means a resolution passed at a duly constituted meeting of Partners, or any adjournment thereof, by Partners holding not less than 50% of the Units voted in respect of such resolution, or a resolution consented to in writing by Partners representing not less than 50% of the Units outstanding who would have been entitled to vote on the resolution at a meeting of Partners duly called and constituted;

“Partners” means the General Partner and the Limited Partners, and “Partner” means any one of them, and their successors and permitted assigns to an interest in the Partnership;

“Partnership” means the limited partnership to be formed pursuant to the Partnership Act under the name “Battle River Terminal LP” to which this Agreement relates;

“Partnership Act” means the Partnership Act (Alberta), as amended from time to time;

“Partnership Interest” means, in respect of any particular Partner, the number of Units held by the Partner in question divided by the aggregate of all Units held by all Partners expressed as a percentage, subject to adjustment in accordance with Sections 4.4 and 4.5 hereof.

“Partnership Properties” means all of the property and assets, tangible or intangible, or whatever kind or nature, in which the Partnership has an interest, whether legal, beneficial or otherwise, from time to time or at any time;

“Person” means an individual, a partnership, a corporation, a limited or unlimited liability company, a trust, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual; and

“Units” means the interest of the Partners in the Partnership, each Unit to be issued to a Partner at the time of receiving a Capital Contribution from the Partner.  For greater certainty, a Unit includes a fraction of a Unit.

1.2                                 The headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3                                 All words herein importing the singular number include the plural and vice versa, and all words importing gender include the masculine, feminine and neuter genders.

1.4                                 Any reference in this Agreement to “dollars” or “$” is to an amount in Canadian currency.

1.5                                 The following schedule is attached to and forms part of this Agreement and may be revised by the General Partner from time to time in accordance with Section 4.6 hereof:

Schedule A: Unit Allocation

ARTICLE II
FORMATION OF THE PARTNERSHIP

2.1                                 The Partnership shall be formed in accordance with the laws of the Province of Alberta and this Agreement is entered into by the General Partner and the Limited Partners to regulate their relationship and the affairs of the Partnership.

2.2                                 As of the date hereof the number of Partners in the Partnership is two (2), namely Battle River GP and 137.  Additional Partners may be admitted to the Partnership from time to time, at such times and upon such terms as the General Partner may approve, and there shall be no limit to the number of additional Partners which may be admitted to the Partnership.  This Agreement may be amended by the General Partner, without the consent of the other Partners, to reflect the admission of any Partner.  Each such additional Partner shall agree in writing to be bound by the terms and conditions of this Agreement.

ARTICLE III
NAME, REGISTERED OFFICE AND DURATION

3.1                                 The name of the Partnership shall be “Battle River Terminal LP” or such other name or names as the General Partner may from time to time select as necessary or advisable.

3.2                                 The head and principal office of the Partnership shall be  the head office of the General Partner, or such other place as the General Partner may from time to time designate.  The Partnership may also establish and maintain such other offices for the conduct of business of the Partnership in such other places or the General Partner may authorize.

3.3                                 The Partnership shall be effective as a limited partnership from the date on which the Certificate is filed and recorded pursuant to the Partnership Act and shall continue in full force and effect until the Partnership is dissolved or terminated.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1                                 The interest of the Partners in the Partnership as represented by their respective Capital Contribution at any time shall be divided into and be represented by Units.

4.2                                 Units shall not be evidenced by certificates and, except as otherwise provided in this Agreement, each issued and outstanding Unit is identical to each other Unit with respect to all matters including, without limitation, the following:

(a)                                  the right to receive distributions from the Partnership in accordance with the Partnership Interest represented by each Unit; and

(b)                                 the right to the allocation of Net Profit or Net Loss in accordance with the Partnership Interest represented by each Unit determined in accordance with generally accepted accounting principles.

4.3                                 (a)                                  Upon the initial formation of the Partnership, Battle River GP contributed to the capital of the Partnership a Capital Contribution of $100 and was issued 1 Unit.

(b)                                 Upon the initial formation of the Partnership, 137, subject to the terms and conditions set forth in the Contribution Agreement relating thereto, contributed to the capital of the Partnership a Capital Contribution as provided for in such Contribution Agreement and in consideration for such Capital Contribution 137 was entitled to be issued 9,999 Units, subject to adjustment under Section 4.4 of this Agreement.

4.4                                 If at any time it is determined by:

(a)                                  the decision of a court or tribunal of competent jurisdiction following the expiry of all applicable appeal periods;

(b)                                 an agreement with Canada Revenue Agency or any other competent taxing authority by the Partnership and the Partner in question; or

(c)                                  agreement between the Partnership and the Partners in question,

that the initial Unit allocation to a Partner should have been different from the allocation provided for in Section 4.3, including as a result of a determination made with respect to the fair market value of any property,  then the number of Units issued or issuable to the Partner pursuant to Section 4.3 shall be increased or reduced to reflect the different allocation as determined pursuant to Section 4.4(a), (b) or (c) as applicable, and the Partnership Interest of that Partner shall be increased or reduced accordingly, and the allocations and distributions contemplated by Article VI hereof will be adjusted, all as of the effective date of the issuance of such Units.

4.5                                 Any additional Units issued from time to time will be issued for such amount of Additional Capital Contribution as the General Partner may decide is appropriate having regard to the fair market value of the Partnership Properties and other financial factors relating to the Partnership Properties and the Partnership. If at any time the fair market value of such Additional Capital Contribution is determined to be different than that determined pursuant to the Contribution Agreement in respect of such Additional Capital Contribution by reason of:

(a)                                  the decision of a court or tribunal of competent jurisdiction following the expiry of all applicable appeal periods;

(b)                                 an agreement with Canada Revenue Agency or any other competent taxing authority by the Partnership and the Partner in question; or

(c)                                  agreement between the Partnership and the Partners in question,

then the number of Units issued to the Partner pursuant to such Contribution Agreement shall be increased or reduced accordingly, the Partnership Interest of that Partner shall be increased or reduced accordingly, and the allocations and distributions contemplated by Article VI hereof will be adjusted, all as of the effective date of the issuance of such additional Units.

4.6                                 As soon as practicable following any Additional Capital Contribution or adjustment which revises the Partnership Interest of the Partners, the General Partner shall revise Schedule A accordingly, and sign and attach a dated copy to this Agreement, which revised Schedule A shall be the applicable schedule from such date until further amended pursuant to this Section 4.6.

4.7                                 (a)                                  No capital shall be returned or withdrawn from the Partnership except with the prior written approval of the General Partner.

(b)                                 Any General Partner approved distribution or amount paid to the Partners as a return of capital, other than in proportion to their respective Partnership Interests, shall only be effected by way of redemption or repurchase of Units by the Partnership.

4.8                                 (a)                                  A Partner may sell any number of Units to a third party or to another Partner with the prior written approval of the General Partner. Sales of Units to a third party must be accompanied by a form of transfer for the Units and other documentation whereby the transferee becomes bound by the terms of this Agreement in form and substance satisfactory to the General Partner.

(b)                                 Except as required by Applicable Law or as set forth herein, a transferee of any Units shall automatically become bound by the provisions of this Agreement without execution of any further instrument.

4.9                                 A Partner may pledge, mortgage, charge, grant a security interest in or hypothecate a Unit held by such Partner as security for a loan to, or an obligation of such Partner.

4.10                           Each of the Units shall be a “security” for the purposes of the Securities Transfer Act (Alberta).

ARTICLE V
BUSINESS OF THE PARTNERSHIP

5.1                                 The Partnership is formed for the business purposes of investing, including investing in shares of Battle River Terminal ULC and all other matters ancillary or incidental thereto.

5.2                                 The Partnership shall not carry on business in any jurisdiction unless, in the opinion of counsel to the Partnership, the laws of that jurisdiction limit the liability of the Limited Partners to the same extent that such Limited Partners may enjoy limited liability under the laws of the Province of Alberta and unless the General Partner has taken all steps which may be required by the laws of that jurisdiction for the Limited Partners to benefit from such limited liability.

ARTICLE VI
ALLOCATIONS, DISTRIBUTIONS AND TAX ELECTIONS

6.1                                 The Net Profit or the Net Loss of the Partnership shall be determined at the end of each fiscal year of the Partnership and shared and allocated among the Partners in accordance with their Partnership Interests as at the end of each such fiscal year.

6.2                                 The General Partner shall cause the Partnership, in calculating its income or loss for income tax purposes for any fiscal year, to deduct capital cost allowance and such other discretionary deductions under the Income Tax Act as the General Partner may determine for that year.

6.3                                 Unless a different allocation of income or loss for tax purposes has been unanimously agreed to by the Partners, subject to Section 6.4 and 6.8 hereof, all income and loss for income tax purposes of the Partnership, which are received or receivable by the Partnership, and all amounts which are separately allocable for the purposes of the Income Tax Act or any other applicable provincial legislation shall be determined at the end of each fiscal year of the Partnership and allocated among the Partners in accordance with their Partnership Interests at the end of such fiscal year.

6.4                                 Amounts which are relevant for income tax purposes for a particular fiscal year of the Partnership and which are otherwise allocable pursuant to Section 6.3 hereof, shall be allocated to a Partner who ceased to be a Partner during the particular fiscal year (a “former Partner”) pursuant to the terms of any agreement made between the Partnership and such former Partner notwithstanding that such former Partner is not a Partner at the end of the particular fiscal year, to the extent of any Partnership Interest redeemed, repurchased or otherwise retired during the particular fiscal year on the basis of the proportion such amounts bear to the portion of the fiscal year of the Partnership ending on the last day of the month following the effective date of the termination of such Partnership Interest, subject to the particular terms of the agreement between the Partnership and the specific former Partner to whom such allocation is to be made.  Such allocations shall be treated by the Partnership and by the former Partner as allocations of a share of income under subsection 96(1.1) of the Income Tax Act with the result that such payments will be treated as allocations of the earnings and income of the Partnership for tax purposes and treated by the former Partner as income as if the former Partner were still a Partner.  Notwithstanding any intention to cease being a Partner of the Partnership, a former Partner may, pursuant to the terms of any agreement between the Partnership and the former Partner, retain a residual Partnership Interest for the purposes of section 98.1 of the Income Tax Act.

6.5                                 Should any Partner contribute properties or other assets to the Partnership:

(a)                                  for the purposes of subsection 97(2) of the Income Tax Act and any similar provision of provincial or federal legislation, the Partners may agree to jointly elect in prescribed form and within the time period referred to in subsection 96(4) of the Income Tax Act, and make revised elections, if necessary, and generally take all such steps as may be considered desirable so as to effect the transfer of properties and other assets being contributed by each of the Partners to the Partnership for the purposes of the Income Tax Act at the lowest amounts permitted by subsection 97(2) of the Income Tax Act, or such other amount as the Partners and the Partnership agree, with the intended result being that the said transfers will be effected without giving rise to any tax liability thereon to any of the Partners. The Partners may also jointly elect, if applicable, in prescribed form, pursuant to section 22 of the Income Tax Act and section 167 of the Excise Tax Act, if necessary; and

(b)                                 the Partners and the Partnership may, if they qualify to do so, jointly file an election pursuant to section 156 of the Excise Tax Act with respect to GST.  This election deems supplies made between the Partners and the Partnership to be made for nil consideration.

6.6                                 An individual income account will be maintained in the records of the Partnership for each of the Partners, to which account there shall be credited or debited the respective interest and share of such Partner in the Net Profit or the Net Loss of the Partnership and to which account there shall be debited all distributions of Net Profit to such Partner. To the extent that the Partnership has funds on hand which funds are not, in the opinion of the General Partner, needed to satisfy existing or foreseeable obligations of the Partnership, the General Partner may distribute such funds to the Partners according to the Partnership Interest of each Partner.

6.7                                 The General Partner may make such other distributions to the Partners from time to time as it may consider appropriate.

6.8                                 Where an interest in any one or more of the Partnership Properties is distributed to a Partner any income or loss realized or deemed to be realized as a result of such distribution by the Partnership for purposes of the Income Tax Act shall be allocated to such Partner to whom such distribution is made, subject to any agreement between the General Partner on behalf of the Partnership and the specific Partner to whom such allocation is to be made.

6.9                                 The Partnership will reimburse the General Partner for all reasonable professional, legal, accounting and administrative costs incurred by the General Partner in the performance of its duties hereunder, including reasonable costs directly incurred for the benefit of the Partnership, but specifically excluding expenses of any action, suit or other proceedings in which or in relation to which the General Partner is adjudged to be in breach of any duty or responsibility imposed on it hereunder.

ARTICLE VII
FUNCTIONS AND POWERS OF THE PARTNERS

7.1                                 The General Partner shall have exclusive authority to manage and control the business and operations of the Partnership, to bind the Partnership, and to make all decisions regarding the Partnership in order to allow the Partnership to carry out the objects, purposes and business of the Partnership.  The General Partner shall have all rights and powers which may be possessed by a general partner pursuant to the Partnership Act and such rights and powers otherwise conferred by law.  No person dealing with the Partnership shall be required to verify the power of the General Partner to take any measure or make any decision in the name of the Partnership.

7.2                                 Without limiting the foregoing, the General Partner shall be vested with the following powers:

(a)                                  to execute and carry out all agreements which require execution by or on behalf of the Partnership involving matters or transactions which are within the ordinary course of the Partnership’s business;

(b)                                 to open and manage bank accounts in the name of the Partnership, to name signing officers for such accounts and to spend the capital of the Partnership in the exercise of any right or power possessed by the General Partner;

(c)                                  without limit as to amount, to borrow money in the name of the Partnership from time to time, from any Partner or its affiliates, banks, financial institutions and/or any other lenders, for the purpose of carrying out the business or any other purposes of the Partnership and for such purpose to draw, make, execute and issue loan agreements, promissory notes, debentures, convertible debentures, notes or similar debt securities and other negotiable and non-negotiable instruments and evidences of indebtedness (any or all of which may contain limitations or restrictions on payments, transfers, distributions or dispositions), and secure the payment of sums so borrowed and assign, charge, pledge, hypothecate, convey, transfer, mortgage, subordinate or grant any security interest, mortgage or encumbrance in all or part of the property of the Partnership or assign or grant a security interest in any money owing to the Partnership or engage in any other means of financing the Partnership;

(d)                                 to cause the Partnership, without limit as to amount, to lend funds to such parties, in such manner and for such purposes as have been and may be approved and determined to be in the best interests of the Partnership by the General Partner;

(e)                                  to cause the Partnership to guarantee, indemnify or act as a surety with respect to the payment or performance of any indebtedness, liabilities or obligations of any kind of any Person including, without limitation, any Partner or any affiliate of any Partner; to enter into any subordination, postponement and priority agreement on behalf of the Partnership or any other Person and subordinate and postpone any debt or security; and to assign, charge, pledge, hypothecate, convey, transfer, mortgage, subordinate or grant any security interest, mortgage or encumbrance over or with respect to all or any portion of the property of the Partnership in connection therewith;

(f)                                    to manage, control and develop all the activities of the Partnership and to take all measures necessary or appropriate and in general to engage in all phases of the business of the Partnership or related thereto;

(g)                                 to conclude agreements with third parties for services that may be rendered to the Partnership in the normal course of its affairs; and

(h)                                 to execute any and all other deeds, documents and instruments and do all acts as may be necessary or desirable to carry out the intent and purpose of this Agreement.

7.3                                 The General Partner may advance or loan funds to the Partnership in accordance with the provisions of paragraph 7.2(c) hereof.  The rate of interest and any other expenses relative to such advances or borrowings shall correspond to that which the General Partner pays in relation to loans from its principal lenders, but shall never surpass that which the Partnership could obtain from recognized financial establishments with respect to similar borrowings.

7.4                                 With respect to any capital expenditures by the Partnership which are to be undertaken by the Partnership, the capital expenditures shall be financed through revenues accruing to the Partnership, through sales of assets of the Partnership, or through borrowings by the Partnership utilizing the assets of the Partnership as security for such loans, if necessary, in accordance with paragraph 7.2(c) hereof and on such terms and conditions as may be determined by the General Partner.  The General Partner has the sole authority on behalf of the Partnership, within the parameters set forth above, to determine the manner in which any such capital expenditures shall be financed.

7.5                                 The General Partner may, in its sole discretion, acquire or sell assets or property on behalf of the Partnership, provided however, that the General Partner may not sell all or substantially all the assets of the Partnership except pursuant to an Extraordinary Resolution.

7.6                                 The General Partner shall file on a timely basis whenever required any Amended Certificate and any other declarations, certificates or amendments thereto that might be required by the laws of the Province of Alberta or any other jurisdiction in which the Partnership may carry on business.

7.7                                 The General Partner shall have the power on behalf of the Partnership and of each Partner to make, in respect of any Partner’s interest in the Partnership, any and all elections, returns, determinations or designations under the Act or other legislation or laws of like import of Canada or of any province or jurisdiction.

7.8                                 Notwithstanding any of the foregoing provisions, the General Partner shall not be entitled to:

(a)                                  dissolve the Partnership except in accordance with the provisions of Article X hereof; or

(b)                                 effect a sale of all or substantially all of the assets of the Partnership except in accordance with the provisions of Article X or paragraph 7.5 hereof.

7.9                                 No Limited Partner, as such, shall take part in the management or control of the business of the Partnership, transact any business for the Partnership or have the power to sign for or bind the Partnership.

ARTICLE VIII
ACCOUNTING AND REPORTING

8.1                                 The fiscal period of the Partnership shall end on the 31st day of January provided that the General Partner shall have the absolute discretion to alter the fiscal period of the Partnership.

8.2                                 The General Partner shall keep, during the term of the Partnership and for a period of six years thereafter, at its principal place of business, proper and complete records and books of account reflecting the assets, liabilities, income and expenses of the Partnership and a register listing the names and addresses of all the Partners and the number of Units held by each of them.  Such books, records and registers will be kept available for inspection and audit by any Partner or his duly authorized representative during business hours at the office of the General Partner.  A Partner or his duly authorized representative  shall treat all information of the Partnership as confidential and shall not disclose any information of the Partnership to any person without obtaining prior written consent of the General Partner.

8.3                                 The General Partner shall, at the expense of the Partnership:

(a)                                  if requested by Partners holding a majority of the Units, require the auditors of the Partnership to conduct an annual review of financial statements of the Partnership prepared in accordance with generally accepted accounting principles, standards and practices;

(b)                                 furnish to each Partner periodic reports and financial statements including annual unaudited financial statements; and

(c)                                  furnish to each Partner recorded on the register of the Partnership as at the relevant fiscal year end of the Partnership all necessary income tax reporting information related to his interest in the Partnership as at the respective date.

ARTICLE IX
LIABILITIES OF THE PARTNERS

9.1                                 The General Partner has unlimited liability for the undertakings, liabilities and obligations of the Partnership.  The liability of each Limited Partner for the liabilities, undertakings and obligations of the Partnership shall be limited to the amount of such Limited Partner’s Capital Contribution actually made or agreed to be made.  A Limited Partner will have no further personal liability for such liabilities, undertakings and obligations and, following the payment of the Capital Contribution, he will not be liable for any further calls or assessments or further contributions to the Partnership.

9.2                                 The General Partner is not liable to the Limited Partners for any mistakes or errors in judgment of the General Partner, excepting those arising out of a failure to exercise such degree of care, diligence and skill as is reasonably prudent in the circumstances and any acts or omissions of the General Partner not believed to be in good faith but that are within the scope of authority conferred by this Agreement.

9.3                                 The General Partner shall indemnify and hold harmless each Limited Partner from and against all costs, damages, liabilities and losses incurred by such Limited Partner that result from not having limited liability, other than a loss of limited liability caused by any act or omission of such Limited Partner.  The foregoing indemnification shall only cover, in respect of each Limited

Partner, the amount in excess of such Limited Partner’s liability as described in Section 9.1 hereof.  The General Partner will indemnify the Partnership for any damages incurred by the Partnership as a result of an act of gross or willful misconduct by the General Partner or any act or omission not believed in good faith to be within the scope of authority conferred by this Agreement.

ARTICLE X
DISSOLUTION

10.1                           The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)                                  at the discretion of the General Partner, upon all of the assets of the Partnership having been distributed and the liabilities of the Partnership discharged;

(b)                                 upon the dissolution, liquidation, bankruptcy or winding-up of the General Partner or by reason of the nomination of a trustee, receiver or liquidator of the General Partner, or following any event permitting a trustee, a receiver or a liquidator to administer the affairs of the General Partner, provided that the trustee, receiver or liquidator has performed that function for 60 consecutive days, provided however, that if a new general partner is appointed prior to the dissolution, liquidation, bankruptcy or winding-up of the General Partner or prior to the expiry of the 60 day period referred to above, the Partnership shall not be dissolved; or

(c)                                  at such time as is determined in an Extraordinary Resolution.

10.2                           The Partnership shall not be dissolved or otherwise cease to exist by reason of:

(a)                                  the addition of a Partner pursuant to Section 2.2 or the replacement of a Partner pursuant to Section 4.8; or

(b)                                 the withdrawal of a Partner, unless as a result or such a withdrawal, there is only one (1) Partner remaining in the Partnership whereupon the Partnership shall automatically dissolve by operation of law.

10.3                           Prior to the dissolution of the Partnership, the General Partner (or in the event that dissolution is caused by the dissolution or bankruptcy of the General Partner, such other person as may be appointed by Extraordinary Resolution of the Limited Partners) shall:

(a)                                  sell or otherwise dispose of such part of the Partnership’s assets as the General Partner (or in the event that dissolution is caused by the dissolution or bankruptcy of the General Partner, such other person as may be appointed by Extraordinary Resolution of the Limited Partners) shall consider appropriate for the purpose of making the payments contemplated in Subsection 10.3(b) and the distributions contemplated in Subsection 10.3(c);

(b)                                 pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses, and thereafter; and

(c)                                  distribute the remaining assets of the Partnership, if any, among the Partners of record on the date of dissolution, in proportion to their respective Unit holdings.

10.4                           No Partner may request any reimbursement of his contribution to the capital of the Partnership.

10.5                           Except as provided for in this Article, no Limited Partner shall have the right to request the dissolution of the Partnership, the winding-up of its affairs or the distribution of the assets of the Partnership.

10.6                           Notwithstanding the dissolution of the Partnership, this Agreement shall not terminate until the General Partner has complied with the provisions of Subsection 10.3 hereof.

ARTICLE XI
CONFLICTS OF INTEREST

11.1                           The General Partner may, notwithstanding the existence of this Agreement, engage in activities which are not competitive with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto.  Limited Partners shall not engage in activities which are competitive with the Partnership while they are a Limited Partner of the Partnership.  Neither this Agreement, nor any activity undertaken pursuant thereto, shall prevent the General Partner from engaging in such activities or require the General Partner to permit the Partnership or the Limited Partners to participate in any activities and as a material part of the consideration for the General Partner’s execution hereof, the Limited Partners agree that the General Partner’s activities in connection with the foregoing are deemed not to be a conflict of interest or breach of fiduciary duty with respect to the operations of the Partnership and the Limited Partners consent to such activities and waive, relinquish and renounce any such right, claim or participation.

ARTICLE XII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTNERS

12.1                           The General Partner hereby represents and warrants to the Limited Partners that:

(a)                                  it is a body corporate, duly incorporated under the laws of Alberta and it is and shall continue to be validly subsisting under the laws of that province and under the laws of any jurisdiction where it carries on business;

(b)                                 it has and shall continue to have the capacity to act as the General Partner and its obligations herein do not conflict with or constitute a default under its articles of incorporation, its by-laws or any agreement by which it is bound;

(c)                                  it shall exercise the powers conferred to it hereunder in pursuance of the business of the Partnership;

(d)                                 it holds and shall maintain the registrations necessary for the conduct of its business and it has and shall continue to have the licenses and permits necessary to exploit the business of the Partnership in all jurisdictions where the activities of the Partnership require such licensing or other form of registration; and

(e)                                  it will devote to the conduct of the affairs of the Partnership such time as may be reasonably required for the proper management of the affairs of the Partnership.

12.2                           Each Limited Partner represents and warrants to the General Partner and all other Limited Partners that he has the capacity to enter into this Partnership Agreement.

12.3                           The representations and warranties contained in this Article XII shall remain valid after the execution of this Agreement and each party shall be required to ensure that each representation and warranty made pursuant to the above provisions remains true so long as such party remains as Partner.

ARTICLE XIII
PARTNERSHIP MEETINGS

13.1                           The General Partner may at any time and shall, upon the written request of Partners representing 20% or more of the Units outstanding stating the purpose for which the meeting is to be held, call a meeting.  If the General Partner fails or neglects to call such a meeting within 15 days after receipt of the written request, any Partner who was a party to the request may call the meeting.  Meetings of Partners are to be held at such place in the City of Calgary or other city as the General Partner may designate or, in the event of a meeting called by a Partner in the aforesaid circumstances, at such place in the City of Calgary as the Partner may designate.

13.2                           Notice of any Partnership meeting shall be given to each Partner in the manner required by Article XV.  The notice shall be mailed by prepaid post not less than 21 and not more than 60 days prior to the meeting and shall specify the time and place of the meeting and, in reasonable detail, the nature of all business to be transacted.  Notice for adjourned meetings shall be given not less than 10 days in advance and otherwise in accordance with the provisions for notice contained in Article XV, except that it need not specify the nature of the business to be transacted.  Accidental failure to give notice to any Partner shall not invalidate a meeting or proceeding thereat.

13.3                           The Chairman of all meetings will be chosen by the General Partner unless those Partners present in person or represented by proxy at the meeting choose, by Ordinary Resolution, some other person present to be Chairman.

13.4                           Partners present in person and holding or representing by proxy at least 60% of the Units held by Partners shall constitute a quorum at any meeting of the Partners.  If a quorum is not present for a meeting of Partners within 30 minutes after the time fixed for holding the meeting, the meeting, if convened pursuant to a written request pursuant to Section 13.1, will be cancelled, but otherwise will be adjourned to such date not less than 10 or more than 21 days after the original date for the meeting as determined by the General Partner, at a time and location determined by the General Partner.  Quorum for a meeting adjourned due to lack of quorum shall be those Partners present or represented by proxy at such adjourned meeting.

13.5                           At any meeting of Partners, any Partner entitled to vote may vote by proxy in a form acceptable to the General Partner, provided the proxy shall have been received by the General Partner for verification prior to the meeting.  Any individual may be appointed as proxy and every instrument of proxy shall be considered valid unless it is dated more than one year before the date of the meeting or is challenged by a Partner or holder of another proxy prior to or at the time of its exercise.  A proxy given on behalf of joint holders must be executed by all of them and may only be revoked by all of them and, if more than one of several joint holders is present at a meeting and they do not agree as to which of them is to exercise any vote to which they are jointly entitled, they will for the purposes of voting be deemed not to be present.  The Chairman shall determine the validity of any challenged instrument of proxy.

13.6                           A vote cast in accordance with the terms of an instrument of proxy shall be valid notwithstanding the subsequent death, incapacity, insolvency, bankruptcy or insanity of the Partner giving the proxy or the revocation of the proxy, provided that no written notice of such death, incapacity, insolvency, bankruptcy, insanity or revocation shall have been received at the place of meeting prior to the time fixed for the holding of the meeting.  A Partner which is a corporation may appoint under seal an officer, director or other authorized individual as its representative to attend, vote and act on its behalf at meetings of Partners and may, by a like instrument, revoke any such appointment and for all purposes of meetings of Partners, other than the giving of notice, an individual so appointed will be deemed to be the holder of every Unit held by the corporation he represents.

13.7                           In addition to all other powers conferred on them by this Agreement, the Partners may by Extraordinary Resolution:

(a)                                  waive any default on the part of the General Partner on such terms as they may determine and release the General Partner from any claims in respect thereof;

(b)                                 approve any transaction proposed to be made outside the normal course of business of the Partnership; and

(c)                                  require the General Partner on behalf of the Partnership to enforce any obligation or covenant on the part of any Partner.

13.8                           Minutes and proceedings of every meeting of the Partners shall be made and recorded by the General Partner.  Minutes, when signed by the Chairman of the meeting, shall be prima facie evidence of the matters therein stated.  Until the contrary is proved, every meeting in respect of which minutes have been made shall be taken to have been duly held and convened and all proceedings referred to in the minutes shall be deemed to have been duly passed.

13.9                           Any Extraordinary Resolution or Ordinary Resolution shall be binding on all Partners and their respective heirs, executors, administrators or other legal representatives, successors and assigns, whether or not such Partner was present or represented by proxy at the meeting at which such resolution was passed and whether or not such Partner voted against such resolution.

13.10                     To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, such rules and procedures shall be determined by the Chairman of the meeting.

ARTICLE XIV
AMENDMENT

14.1                           Subject to Sections 2.2, 4.6 and 14.2 hereof, this Agreement may be amended only in writing and with the consent of the Partners given by Extraordinary Resolution provided that:

(a)                                  this Section may not be amended without the unanimous consent of the Partners present in person or represented by proxy at a meeting held for such purpose;

(b)                                 Article VI of this Agreement may only be amended with the unanimous consent of all Partners;

(c)                                  no amendment (other than with unanimous written consent of all the Partners) shall be made to this Agreement which would have the effect of reducing any Partner’s share of the net income or cash distributions of the Partnership, reducing the interest in the Partnership of any Partner without his prior written consent, changing the liability of any Limited Partner, allowing any Limited Partner to exercise control over the business of the Partnership, changing the right of a Partner to vote on the basis of one vote for each Unit held at any meeting or changing the Partnership from a limited partnership to a general partnership; and

(d)                                 no amendment which would have the effect of adversely affecting the rights and obligations of the General Partner will become effective before 45 days after the date of the meeting at which such amendment was adopted, except for the removal of the General Partner pursuant to Subsection 16.1.

14.2                           The General Partner may, without prior notice to or consent from any Partner, amend from time to time any provision of this Agreement, if such amendment is to add any provision which is, in the opinion of counsel to the Partnership, for the protection or benefit of Partners or of the Partnership or to cure an ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provision contained herein and the cure, correction or supplemental provision does not and will not, in the opinion of counsel to the Partnership, materially adversely affect the interest of any Partner.

14.3                           Partners will be notified of the full details of any amendment to this Agreement within 30 days of the effective date of the amendment.

ARTICLE XV
NOTICES

15.1                           Any notice or other written communication required to be given or sent under this Agreement shall be deemed to have been validly given or received the seventh day following its sending by first class mail to the address of the Partners as follows:

Battle River GP:	Battle River Terminal GP Inc.
1700, 440 – 2nd Avenue S.W.
Calgary, Alberta T2P 5E9

Fax No.	403-206-4011
Attn:	President and Chief Executive Officer/
Chairman of the Board of Directors

137:	1370307 Alberta Ltd.
1700, 440 – 2nd Avenue S.W.
Calgary, Alberta T2P 5E9

	Fax No.	403-206-4011
	Attn:	Executive Vice President, Finance and Chief Financial Officer

15.2                           A Limited Partner may, at any time, change his address for the purposes of service by written notice to the General Partner.  The General Partner may change its address for the purposes of service by written notice to all the Limited Partners.

15.3                           In the event of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth business day following full resumption of the Canadian postal service.

15.4                           Notices may be validly given by way of facsimile or hand deliveries whereupon they shall be deemed to have been received on the date of their transmission, transmittal or delivery.

15.5                           An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such notice was or was intended to be given.

ARTICLE XVI
CHANGE OF PARTNERS

16.1                           The General Partner may be removed as General Partner and a new General Partner appointed by an Extraordinary Resolution to that effect.  The General Partner may resign voluntarily upon given 45 days written notice to the Limited Partners.

16.2                           The rights and obligations of a Partner under this Agreement may not be transferred without the consent of the General Partner which consent shall not be unreasonably withheld.  Consent is not required in the case of a transfer to a person or an entity controlling more than 50% of the voting shares of the Partner or controlled in the same manner by the latter.  In any case, the transferee must assume all of the obligations of the Partner with respect to the Partnership and upon such assumption the transferring Partner shall be released from its obligations under this Agreement as of the date of such transfer.  Any transfer made without consent does not release the transferring Partner of its obligations as set out in the present Agreement.

16.3                           In the event of a change of the General Partner, the Partnership and the Partners shall release and hold harmless the former General Partner from and against all actions, claims, costs, demands, losses, damages and expenses with respect to events occurring after the effective date of removal or resignation of the former General Partner.

16.4                           Each assignee or transferee of the interest of a Partner in the Partnership shall become bound by the provisions of this Agreement without execution of further instruments except as may be required pursuant to applicable law.

ARTICLE XVII
MISCELLANEOUS

17.1                           This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and they irrevocably accept the jurisdiction of the courts of that province.

17.2                           This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

17.3                           Any default of the General Partner shall be deemed to have been corrected if the default has been corrected or steps been taken to correct the default within 30 days after receipt of a notice from a Limited Partner specifying the event of default.

17.4                           This Agreement constitutes the entire agreement between the parties and there are no other written or verbal agreements or representations.

17.5                           All calculations and determinations herein shall be made in accordance with generally accepted accounting principles consistently applied, all of which shall be binding upon the Partners.

17.6                           All Partners shall execute, acknowledge and deliver such documents and take such actions as may be necessary to carry out their respective obligations under and to give effect to this Agreement.

17.7                           Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining terms and conditions hereof.

17.8                           This Agreement will be binding upon and enure to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, the respective successors and assigns of the parties.

17.9                           This Agreement replaces and supersedes any prior agreement pertaining to the subject matter hereof.  Notwithstanding its actual date of execution, this Agreement shall be deemed to have been entered into as of the date first hereinabove mentioned.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

BATTLE RIVER TERMINAL GP INC.

Per:	/s/ A. Stewart Hanlon

Per:	/s/ Richard G. Taylor

1370307 ALBERTA LTD.

Per:	/s/ A. Stewart Hanlon

Per:	/s/ Richard G. Taylor

THIS IS SCHEDULE A TO THE LIMITED PARTNERSHIP AGREEMENT BETWEEN BATTLE RIVER TERMINAL GP INC. AND 1370307 ALBERTA LTD. DATED JANUARY 9, 2009

BATTLE RIVER TERMINAL LP

UNIT ALLOCATION

Name of Partner	# of Units
Battle River Terminal GP Inc.	1
1370307 Alberta Ltd.	9,999
Total	10,000

Date:                    January 9, 2009

Prepared by Battle River Terminal GP Inc., the General Partner of Battle River Terminal LP

BATTLE RIVER TERMINAL GP INC.

Per:	/s/ A. Stewart Hanlon

Per:	/s/ Richard G. Taylor

REGISTERED ON THE ALBERTA REGISTRIES CORES SYSTEM JAN 09 2009

BATTLE RIVER TERMINAL LP

NOTICE TO AMEND CERTIFICATE #LP14464713

AMENDMENT NO. 1

Battle River Terminal GP Inc., being the general partner (the “General Partner”) of Battle River Terminal LP (the “Partnership”), on its own behalf and as agent and attorney for the limited partner (the “Limited Partner”) of the Partnership, hereby amends the Certificate of Limited Partnership (the “Certificate”) registered at Corporate Registry for the Province of Alberta, on the 9th day of January, 2009 as limited partnership number LP14464713 as follows:

(a)                               Deleting the following Limited Partner effective as of 12:01 p.m. on January 9, 2009:

1370307 Alberta Ltd.

1700, 440 – 2nd Avenue S.W.

Calgary, Alberta T2P 5E9

(b)                                 Adding the following Limited Partners effective as of 12:01 p.m. on January 9, 2009:

Gibson Energy ULC

1700, 440 – 2nd Avenue S.W.

Calgary, Alberta T2P 5E9

Except as set forth above, the Certificate is hereby ratified and confirmed.

The remainder of this page intentionally left blank. Signature page follows this page.

DATED at Calgary, Alberta this 9th day of January, 2009.

FORMER LIMITED PARTNER:		GENERAL PARTNER:

1370307 ALBERTA LTD.		BATTLE RIVER TERMINAL GP INC.

Per:	/s/ A. Stewart Hanlon	Per:	/s/ A. Stewart Hanlon
	A. Stewart Hanlon		A. Stewart Hanlon
	Executive Vice President and Chief Operating		President and Chief Executive
	Officer		Officer and Chairman of the Board of Directors

LIMITED PARTNER:

GIBSON ENERGY ULC

Per:	/s/ A. Stewart Hanlon
A. Stewart Hanlon
Executive Vice President and Chief Operating
Officer

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REGISTERED ON THE ALBERTA REGISTRIES CORES SYSTEM JAN 09 2009

IN THE MATTER OF BATTLE RIVER TERMINAL LP, A LIMITED PARTNERSHIP FORMED PURSUANT TO THE PROVISIONS OF THE PARTNERSHIP ACT OF THE PROVINCE OF ALBERTA

Pursuant to Subsection 52(3) of the Partnership Act (Alberta)

Battle River Terminal GP Inc., a body corporate incorporated under the laws of the Province of Alberta, (the “General Partner”) and 1370307 Alberta Ltd., a corporation incorporated pursuant to the laws of the Province of Alberta, (the “Limited Partner”) hereby give notice of the formation of a limited partnership (the “Partnership”) in accordance with the terms and subject to the conditions of the limited partnership agreement dated January 9, 2009 (the “Partnership Agreement”) between the General Partner and the Limited Partner (each a “Partner”).

The Partnership Agreement governs the relationship among the General Partner and each of the Limited Partners. The Partnership Agreement includes, among other things, the following provisions:

a.                                     The firm name under which the Partnership shall carry on business is “Battle River Terminal LP” or such other name or names as the General Partner may determine from time to time.

b.                                     The Partnership is formed for the purpose of investing, including investing in shares of Battle River Terminal ULC, and all other matters ancillary or incidental thereto.

c.                                      The names and places of residence of each partner of the Partnership as at the date hereof are as follows:

General Partner

Battle River Terminal GP Inc.

1700, 440 – 2nd Avenue S.W.

Calgary, Alberta

T2P 5E9

Limited Partner

1370307 Alberta Ltd.

1700, 440 – 2nd Avenue S.W.

Calgary, Alberta

T2P 5E9

d.                                     The term for which the Partnership is to exist is from the date this Certificate is filed under the Partnership Act (Alberta) until the Partnership is dissolved or terminated upon the occurrence of any of the following events:

i.                                          at the discretion of the General Partner, upon all of the assets of the Partnership having been distributed and the liabilities of the Partnership discharged;

ii.                                       upon the dissolution, liquidation, bankruptcy or winding-up of the General Partner or by reason of the nomination of a trustee, receiver or liquidator of the General Partner, or following any event permitting a trustee, a receiver or a liquidator to administer the affairs of the General Partner, provided that the trustee, receiver or liquidator has performed that function for 60 consecutive days, provided however, that if a new general partner is appointed prior to the dissolution, liquidation, bankruptcy or winding-up of the General Partner or prior to the expiry of the 60 day period referred to above, the Partnership shall not be dissolved; or

iii.                                    at such time as is determined in an Extraordinary Resolution of the Partners.

e.                                      The Limited Partner has contributed twenty-five (25) common shares in the capital of Battle River Terminal ULC registered in the name of the Limited Partner having a fair value of $3,622,217 to the Partnership.

f.                                       The Limited Partners are not required to make any additional contributions to the Partnership.

g.                                      No capital shall be returned or withdrawn from the Partnership except with the prior written approval of the General Partner. Any General Partner approved distribution or amount paid to the Partners as a return of capital, other than in proportion to their respective partnership interests, shall only be effected by way of redemption or repurchase of units by the Partnership.

h.                                     The share of the profits or other compensation by way of income that each Limited Partner is entitled to by reason of that partner’s contribution to the Partnership is determined based upon the Partnership Interest of the Partner. A Partner’s Partnership Interest is the number of Units held by the Partner divided by the aggregate of all Units held by all Partners, expressed as a percentage, To the extent that the Partnership has funds on hand which funds are not, in the opinion of the General Partner, needed to satisfy existing or foreseeable obligations of the Partnership, the General Partner may distribute such funds to the Partners according to the Partnership Interest of each Partner. The General Partner may make such other distributions to the Partners from time to time as it may consider appropriate.

If at any time it is determined by:

i.                                         the decision of a court or tribunal of competent jurisdiction following the expiry of all applicable appeal periods;

ii.                                      an agreement with Canada Revenue Agency or any other competent taxing authority by the Partnership and the Partner in question; or

iii.                                   agreement between the Partnership and the Partners in question,

that the initial Unit allocation to a Partner should have been different from the allocation provided for under the Partnership Agreement, including as a result of a determination made with respect to the fair market value of any property, then the number of Units issued or issuable to the Partner shall be increased or reduced to reflect the different allocation as determined pursuant to clauses (i), (ii) or (iii) as applicable, and the Partnership Interest of that Partner shall be increased or reduced accordingly, and the allocations and distributions

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contemplated by the Partnership Agreement will be adjusted, all as of the effective date of the issuance of such Units.

If at any time the fair market value of any additional capital contribution is determined to be different than that determined pursuant to the Contribution Agreement in respect of such additional capital contribution by reason of:

i.                                          the decision of a court or tribunal of competent jurisdiction following the expiry of all applicable appeal periods;

ii.                                       an agreement with Canada Revenue Agency or any other competent taxing authority by the Partnership and the Partner in question; or

iii.                                    agreement between the Partnership and the Partners in question then the number of Units issued to the Partner pursuant to such Contribution Agreement shall be increased or reduced accordingly, the Partnership Interest of that Partner shall be increased or reduced accordingly, and the allocations and distributions contemplated by the Partnership Agreement will be adjusted, all as of the effective date of the issuance of such additional Units.

i.                                         A Partner may sell any number of units to a third party or to another Partner with the prior written approval of the General Partner. Sales of Units to a third party must be accompanied by a form of transfer for the units and other documentation whereby the transferee becomes bound by the terms of the Partnership Agreement in form and substance satisfactory to the General Partner. A transferee of units shall automatically become bound by the provisions of the Partnership Agreement without execution of any further instrument, except as may be required by law.

j.                                        Additional Partners may be admitted to the Partnership from time to time, at such times and upon such terms as the General Partner may approve, and there shall be no limit to the number of additional Partners which may be admitted to the Partnership. Each such additional Partner shall agree in writing to be bound by the terms and conditions of the Partnership Agreement.

k.                                     No Limited Partner has priority over any other Limited Partner as to the return of contributions or to compensation by way of income.

l.                                         The Partnership shall not be dissolved or otherwise cease to exist by reason of the death, bankruptcy, dissolution, liquidation or winding-up of the General Partner if a new general partner is appointed prior to the dissolution, liquidation, bankruptcy or winding-up of the General Partner or within 60 days of the appointment of a trustee, receiver or liquidator of the General Partner.

m.                                 No Limited Partner has the right to demand property other than cash in respect of its contribution to the capital of the Partnership.

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DATED as of this 9th day of January, 2009.

GENERAL PARTNER:

BATTLE RIVER TERMINAL GP INC., on its own behalf and as agent and attorney for the Limited Partners

Per:	/s/ A. Stewart Hanlon
A. Stewart Hanlon
President, Chief Executive Officer & Chairman of the Board of Directors

LIMITED PARTNER:

1370307 ALBERTA LTD.

Per:	/s/ A. Stewart Hanlon
A. Stewart Hanlon
Executive Vice President & Chief Operating Officer

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